Exhibit 10.17

First Marblehead Corporation

The Prudential Tower
800 Boylston Street - 34th Floor
Boston, MA 02199-8157
Tel 617.638.2000 or 800.895.4283
Fax 617.638.2100 or 866.255.4583

230 Park Avenue, 10th Floor
New York, NY 10169
Tel 212.808.7225
Fax 212.808.7226

February 25, 2005

Kenneth Klipper

[address]

Dear Ken:

The First Marblehead Corporation (FMC) is pleased to offer you the position of Senior Vice President, Finance reporting to Donald Peck, Executive Vice President and Chief Financial Officer.

Your direct annual compensation will be $270,000, paid on a semi-monthly basis at a rate of $11,250, (gross) per pay period. You will also be eligible to participate in the Company’s incentive bonus plan. Under this plan you are eligible for a bonus of up to 50% of earned salary for the performance year. This is a discretionary plan which provides rewards for Company performance and your personal contribution to it. First Marblehead aligns the performance review and bonus cycle with the business fiscal year ending June 30. Your first performance review under these plans will be June, 2005. The effective date for merit increase and any bonus awards you become eligible for is September 1. Any awards for fiscal year 2005 will be pro-rated from your start date. You will also participate in the First Marblehead long term incentive program. It is our intention to award you a grant of 4,000 Restricted Stock Units subject to the terms and conditions of the plan and Board of Director approval. Each Restricted Stock Unit represents the right to receive one share of common stock of the Company. Restricted Stock Units vest at one third on the third anniversary of the grant date, one third on the fourth anniversary of the grant date and the final third on the fifth anniversary of the grant date. Instruments of grant and plan documents will be provided to you after Board approval. Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will.

As a condition of hire, First Marblehead requires that all employees sign an Invention and Non-Disclosure/Non-Compete Agreement (enclosed). Due to the nature of our business, this offer is contingent on satisfactory results of a credit check the company runs on prospective employees to make sure they are not in default on any student loans. Also, as required by the Immigration Reform and Control Act of 1976, you will be expected to provide proof of eligibility to work in the United States.

We offer a comprehensive benefits program. You may select health coverage through an HMO or PPO from Blue Cross/Blue Shield, as well as dental coverage through Delta Dental Premier. The company subsidizes the cost of these plans at a rate of 80% for family and 90% for individuals. In addition, FMC provides Group Life Insurance at two times your base salary as well as Short Term and Long Term Disability coverage at no cost to you. You are eligible for coverage on the first of the month following your first day of employment. Other benefits include a 401 K plan with a dollar-for-dollar match up to 6% of salary contributed and the Company’s employee stock purchase program subject to the eligibility requirements of these plans. We offer accrual of vacation up to fifteen days, eight paid holidays, two floating holidays and five sick days per year.

This is an exciting time for First Marblehead and your addition to our management team is most welcome. Please acknowledge this offer by signing one copy of this offer letter and returning it to me. This offer is made today and will expire on March 4, 2005. We look forward to hearing from you.

Sincerely,

/s/ Robin L. Camara
Robin L. Camara
Senior Vice-President, Human Resources

/s/ Kenneth Klipper
KENNETH KLIPPER

Encls:	Invention and Non-Disclosure/Non-Compete Agreement
Copy of this Offer Letter

cc: Don Peck

September 1, 2010

Kenneth S. Klipper

c/o The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, MA 02199

Dear Ken:

Reference is made to that certain letter agreement dated February 25, 2005 (the “Offer Letter”) between The First Marblehead Corporation (“First Marblehead”) and you.  This letter sets forth certain additional provisions relating to your employment with First Marblehead, which provisions supplement or supersede, as applicable, the terms of the Offer Letter.

In consideration for your continued service to First Marblehead, and affirmation of your obligations under that certain Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement that you executed on February 28, 2005:

•                  Your direct annual base compensation will be $390,000, less all applicable taxes and withholdings, paid on a semi-monthly basis at a rate of $16,250 (gross) per pay period.

•                  Any cash bonus under First Marblehead’s discretionary incentive bonus plan will be paid to you no later than March 15th of the calendar year following the calendar year in which such cash bonus was earned.

•                  In the event that your employment is terminated by First Marblehead for a reason other than “Cause” (as defined below), subject to the execution and non-revocation (if applicable) by you of a waiver and release acceptable to First Marblehead (the “Release”) within 60 days following your termination of employment, First Marblehead will provide you with the Severance Benefits (as defined below).

•                  Following the consummation of a Reorganization Event (as defined below), in the event that you terminate your employment for Good Reason (as defined below) on or prior to the second anniversary date of the date of consummation of such Reorganization Event, and subject to the execution and non-revocation (if applicable) by you of the Release within 60 days following your termination of employment, First Marblehead will provide you with the Severance Benefits.  For the avoidance of doubt, unless a Reorganization Event is consummated in the future, you will not be entitled to Severance Benefits in the event that you terminate your employment for Good Reason.

800 BOYLSTON STREET • 34TH FLOOR • BOSTON, MASSACHUSETTS 02199 • TEL: 617.638.2000

•                  The Severance Benefits will begin on the first payroll period after the Release becomes binding; provided that if the 60th day following your termination date occurs in the calendar year following your termination, then the Severance Benefits will commence no earlier than the first payroll period that is after January 1 of such subsequent calendar year (the “Payment Start Date”).

•                  The payment of any severance amounts pursuant to this Offer Letter shall be subject to the terms and conditions set forth in Appendix A.

For purposes of the foregoing:

•                  The term “First Marblehead” shall include The First Marblehead Corporation and any successor following a Reorganization Event.

•                  The term “Cause” shall mean, as determined by First Marblehead in its sole discretion, (i) the willful failure by you to perform your employment duties that has continued more than thirty days following written notice from First Marblehead of such non-performance, (ii) any act of dishonesty, fraud, willful misconduct, gross negligence or disobedience on your part in the performance of your employment duties, or (iii) your conviction of a felony involving moral turpitude.

•                  The term “Severance Benefits” shall mean (i) severance pay in the form of continuation of your base salary at the then-current annualized rate, in accordance with First Marblehead’s normal payroll procedures, and less all applicable state and federal taxes, for the six month period commencing on the Payment Start Date (the “Severance Period”), and (ii) payment on your behalf during the Severance Period of the share of the premiums then paid by First Marblehead for group medical insurance for active and similarly situated employees who receive the same type of coverage, provided you are eligible for and elect to continue group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.

•                  The term “Reorganization Event” shall mean a Reorganization Event as defined in First Marblehead’s 2003 Stock Incentive Plan, as amended, provided that such event also constitutes a change in ownership or effective control of First Marblehead or a change in ownership of a substantial portion of First Marblehead’s assets for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

•                  The term “Good Reason” shall mean any significant diminution in your title, authority, or responsibilities from and after such Reorganization Event or any material reduction in the annual cash compensation payable to you from and after such Reorganization Event or the relocation of the place of business at which you are principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event, provided that such diminution, reduction or relocation is not cured within 30 days of written notice to First Marblehead from you.

Except as modified by this letter, all other terms and conditions of your Offer Letter shall remain in full force and effect.  In particular, your employment with First Marblehead remains at-will, meaning that either you or First Marblehead may terminate the employment relationship at any time, for any reason or no reason, with or without Cause and with or without notice.

Please note that First Marblehead’s obligations under this letter agreement may be subject to regulatory review and approval. You acknowledge that the provisions of this letter agreement shall not be binding on First Marblehead unless and until all required regulatory approvals have been received.

Please acknowledge your acceptance of the foregoing by signing in the space provided below and returning the signed letter to me.

Very truly yours,

/s/ Jo-Ann Burnham

Jo-Ann Burnham
Managing Director, Human Resources

AKNOWLEDGED AND AGREED

/s/ Kenneth S. Klipper
Kenneth S. Klipper

Appendix A

Compliance with Section 409A

Subject to the provisions in this Appendix A, any severance payments or benefits under your offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under your offer letter.

1.             It is intended that each installment of the severance payments and benefits provided under your offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).  Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2.             If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in your offer letter.

3.             If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a.             Each installment of the severance payments and benefits due under your offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

b.             Each installment of the severance payments and benefits due under your offer letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-

1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4.             The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

5.             All reimbursements and in-kind benefits provided under your offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6.             Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in your offer letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.